Exhibit A
Advisory Board Biographies


ADMIRAL BOBBY R. INMAN U.S. NAVY (RET.)
Chairman, Executive Committee of Science Applications International Corporation; former Chairman and Chief Executive Officer, Westmark Systems, Inc.; former Chairman, President and Chief Executive Officer, Microelectronics & Computer Technology Corporation; Director, Fluor Corporation, Science Applications International Corporation, Southwestern Bell Corporation, Temple-Inland and Xerox Corporation.

ALFRED J. COYLE
Advisory Director, PaineWebber Incorporated; former Director, American DualVest Fund, Cubic Corp., Leaseway Transportation Corp., Oilfield Services Corp. of America and Radiation Dynamics.

RICHARD HODGSON
Co-founder and Director, Intel Corporation; Director, I-Stat Corp., Ibis Technology Inc., McCowan Associates and several private technology companies.

EUGENE KLEINER
Founding partner, Kleiner, Perkins, Caufield & Byers; Co-founder, Fairchild Semiconductor Corporation; Director, Andros Corporation, Resound, Inc. and several private technology companies; Trustee, Polytechnic University in New York.

ANTONIE T. KNOPPERS, M.D.
Former President, Chief Operating Officer and Vice Chairman, Merck & Co.; Director, Centocor, Inc; former Chairman, U.S. Council of the International Chamber of Commerce.

DR. GEORGE KOZMETSKY, D.C.S.
Executive Associate for Economic Affairs, The University of Texas System; IC Senior Research Fellow; Chairman, IC Advisory Board.

JOSHUA LEDERBERG, PH.D.
Nobel Laureate; university professor and former President, Rockefeller University; Director, Chemical Industry Institute for Toxicology, Dreyfus Foundation and Council for Foreign Relations.